Exhibit 99.1

Jun 11, 2008

USA Superior Energy Holdings¡¯ Jerry Witte Requests Removal From Board Of Directors Capacity to Advisory Board.

Houston, TX, -- January 17, 2007 ¨C USA Superior Energy Holdings, Inc. (OTC BB: USSU, FWB:F2S) Jerry Witte, Sr. VP Geology & Operations and Director has requested that he be removed from his position on the Board of Directors.  He will serve on the corporate Advisory Board.  Jerry will remain in a very active capacity in the extended development of the Bateman Field and Zavalla Field.  This request will be effective immediately.

 ABOUT USA SUPERIOR ENERGY HOLDINGS, INC.

USA Superior Energy Holdings, Inc. is a company with excellent potential focused on applying new technologies to oil and gas fields as well as other industries. USA Superior is composed of a team of experts in their field, highly qualified with over 200 man-years of oil and gas field experience; from finding to drilling, well completion to operations and production, to problem solving, seasoned with success. Environmentally concerned and responsible, responsive to project needs and specializing in special projects, USA Superior Energy's focus has been on developing and utilizing complimentary technologies; Nitrogen (N2) and cased hole horizontal drilling. USA Superior will seek to use these technologies independently or in combination to exploit business opportunities.

Nitrogen (N2) is used to force oil out of reservoirs. It can be applied to existing reservoirs and wellbores, thus minimizing the risk of finding oil and gas. Cased Hole Horizontal Drilling (CHHD) is a new emerging technology that can significantly increase the "communication" from the wellbore to the fluids in the reservoir. With the current price environment, many existing marginal wells can be rejuvenated into very profitable wells. The corporate website is www.usa-superior.com.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

G. Rowland Carey
CEO
USA Superior Energy Holdings, Inc.
(832) 251-3000